EX-99.B.4.62

                               Form of Endorsement

                    Aetna Life Insurance and Annuity Company

                                   Endorsement

The Contract and, if applicable, the Certificate, are endorsed as follows.

Delete Section 10.01, Death Benefit, and replace it with the following:

If a Participant dies during the Accumulation Phase, we pay a death benefit. If the Contract Beneficiary requests payment of the death benefit as a lump sum or Annuity option within six months of the Participant's death, the amount of the death benefit MVA on the date we receive notice of death and a request for payment in Good Order is guaranteed to be the greater of:

     (a) The Individual Account value plus any applicable aggregate positive MVA; or

     (b) The total of Contributions to the Individual Account, minus any amount withdrawn, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments.

Endorsed and made part of the Contract and, if applicable, the Certificate on the Effective Date.


                                  /s/ Thomas J. McInerney
                                      -------------------
                                      Thomas J. McInerney
                                      President
                                      Aetna Life Insurance and Annuity Company

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